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                                                                    EXHIBIT 6.29


                              EQUIPMENT AGREEMENT


This agreement (the "Agreement") is made and entered into as of this ___ day of ______________ by and between AMERICAN INDEPENDENT NETWORK, INC. ("AIN"), a Delaware corporation and _________________ ("Customer"). Customer agrees to rent equipment from AIN as set forth below.

1. TERMS: The initial term ("Initial Term") of this Agreement shall commence upon the date of this Agreement and terminate twenty-four (24) months from the date that the Authorized Location is capable of receiving AIN broadcasts (the "Termination Date"). This Agreement shall automatically be extended for successive twelve (12) months terms at the then current subscription rates unless Customer or AIN provides written notice to the other party of its intent to terminate this Agreement sixty (60) days prior to the Termination Date, or, in the case of successive terms, sixty (60) days prior to the anniversary of the Termination Date.

2. PAYMENT: Customer agrees to pay nine-hundred dollars ($900.00) and agrees to air a minimum of eighteen (18) hours of AIN programming per day or one-hundred twenty-six (126) hours per week. This programming can be aired in any day part, but must be aired in its entirety, less the two (2) minutes per half hour for Customer commercial insertion. Customer also agrees that they will return affidavits on Monday of each week.

3. EQUIPMENT: The equipment necessary to receive AIN's broadcast includes a digital satellite receiver (IRD) (the "Equipment"). Customer hereby acknowledges that it does not and will not own or have any claim to said Equipment. Customer agrees that it will maintain the equipment in good operating and repair, protect the Equipment from deterioration, other than normal wear and tear from proper use thereof, will use the Equipment in the regular course of business only, without abuse and in a manner contemplated by AIN; will comply with all laws, ordinances, regulations and requirements with respect to the use, maintenance and operation of the Equipment; will not make any modifications, alterations or additions to the Equipment without the prior consent of AIN;
will not so affix the Equipment to realty as to change its nature to real property or fixture, and agrees that the Equipment will remain personal property at all times, no matter how attached or installed; will keep the Equipment at the Authorized Location and will not remove the Equipment from said location without the consent of AIN, which shall not be unreasonably withheld. AIN will have the right during normal business hours, upon reasonable prior notice to Customer and subject to applicable laws and regulations, to enter upon the premises where the Equipment is located in order to inspect, observe or remove the Equipment or otherwise protect AIN's interest therein. Customer will be liable for any damage to the Equipment, unless such damage is due solely to the negligence of AIN Customer further agrees that it will not hold AIN liable for responsible for any Equipment failure, any causes of action arising under the tortlaws of any state related in any manner to the Equipment or the installation thereof, or any other causes of action related in any manner whatsoever to the Equipment or the installation thereof. AIN further agrees that should the equipment malfunction due to manufacturers difficulty or any upgrades, AIN will replace the equipment. Customer further agrees that should equipment replacement be necessary, Customer is responsible for returning the original equipment in manufacturers shipping carton to AIN.

5. EQUIPMENT DEINSTALLATION/RELOCATION. If Customer ceases to do business at the Authorized Location during the term of this Agreement, it shall notify AIN at least thirty (30) days prior to the date that is vacates the Authorized Location.





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6. DEFAULT:  The occurrence of any one or more of the following events shall constitute an event of default under this Agreement: (a) Customer fails to air the required amount of programming or return affidavits within the allotted time due, and such failure continues for fifteen (15) days; (b) Customer becomes insolvent or makes an assignment for the benefit of creditors; (c) a receiver, trustee, conservator or liquidator of Customer is appointed with or without the application or consent of Customer; (d) a petition is filed by or against Customer under the U.S. Bankruptcy Code or any amendment thereto, or under any other insolvency laws or laws providing for the relief of debtors; (e) Customer fails to pay when due any obligation to AIN arising independently of this Agreement and such failure continues for fifteen (15) days, or; (f) Customer breaches any other covenant warranty or agreement hereunder and such breach continues for ten (10) days after written notice thereof to Customer.

7. REMEDIES: If an event of default as described in paragraph 6 hereof occurs, AIN may, at its option, at any time; (a) AIN will enter into the main system a block and Customer will be cut off from receiving any programming; (b) declare immediately due and payable and recover from Customer, as liquidated damages, for the loss of a bargain and not as a penalty, an amount equal to unaired programming commercial loss for the Initial Term, plus interest and any other amounts hereunder; (c) without demand or legal process, enter into the premises where the Equipment may be found and take possession of and remove the Equipment, without liability for such retaking; and (d) enforce this Agreement in accordance with its terms. All remedies of AIN hereunder are cumulative, are in addition to any other remedies provided by law, and may, to the extent permitted by law, be exercised concurrently or separately. No failure by AIN to exercise and no delay in exercising any right or remedy will operate as a waiver thereof or modify the terms hereof.

8. RESTRICTIONS ON USE: Customer agrees that during the term of this Agreement, the installed Equipment shall only be used to receive AIN programming, unless Customer has received the prior written consent of AIN permitting it to receive other broadcasts.

9. LIMITATION OF LIABILITY: Customer agrees that it will not hold AIN, or any company broadcasting programming on AIN, liable for any failure of or interruptions in service unless such failure or interruptions are due solely to the negligence of AIN. Customer further acknowledges that AIN is not liable or responsible for the content of any of the programming broadcast over the AIN network and agrees to hold AIN harmless from any causes of action relating thereto.

10. TRIAL PERIOD. Customer has the right to return the IRD within fifteen (15) days if for any reason dissatisfied with the digital signal. This Agreement will be considered cancelled and void by both parties upon return of the IRD.

11. ASSIGNMENT. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns, provided, however, that Customer shall not assign or otherwise transfer this Agreement without AIN's prior written consent.

12. GOVERNING LAW: This Agreement shall be construed and enforced under, and governed by, the laws of the State of Texas

13. ARBITRATION: Any action, dispute, controversy or claim between or among the parties relating to this Agreement, whether sounding in contract, tort, or otherwise shall at the request of any party be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration proceedings shall be conducted in the State of Texas.


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     14.  ENTIRE AGREEMENT: This Agreement sets forth the entire agreement between AIN and Customer, the terms of which shall not be modified except as mutually agreed upon by both parties and expressed in a writing signed by both parties. This Agreement supersedes all prior or contemporaneous proposals, oral or written, and all negotiations, conversations, discussions and understandings between the parties.

     15. SEVERABILITY: If any provision of this Agreement is found to be invalid or unenforceable, he remainder of this Agreement shall remain in full force and effect as if such invalid provision were never included in this Agreement.

Dated as of the day, month and year first above written.


BY: _________________________________
Name:
Title:
Company:


American Independent Network, Inc.

By: _________________________________
Name: Lyn Snyder
Title: Director of Network Operations